Exhibit 99.1
Omneon Inc
Consolidated Financial Statements
December 31, 2008 and 2009

OMNEON INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of Omneon, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity/deficit and of cash flows present fairly, in all material respects, the financial position of Omneon, Inc. and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
April 28, 2010

OMNEON INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and per share data)

	December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,552	$33,294
Restricted cash	$77	$101
Short-term investments	6,000	2,000
Accounts receivable, net	18,362	20,137
Inventory	7,006	6,930
Prepaid expenses and other current assets	4,264	4,742
Deferred income taxes	3,207	3,804
Total current assets	66,468	71,008

Property and equipment, net	10,833	8,877
Purchased intangible assets and goodwill, net	1,532	—
Capitalized software development costs, net	2,109	1,771
Other assets	2,525	3,267

Total assets	$83,467	$84,923

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$8,555	$7,134
Payroll and commissions liabilities	4,399	4197
Accrued and other liabilities	8,331	3,648
Deferred revenue (net of associated costs)	7,258	12,995
Convertible preferred stock warrant liability	1,680	—

Total current liabilities	30,223	27,974

Deferred revenues (net of associated costs)	1,010	998
Other long term liabilities	1,759	1,773

Total liabilities	32,992	30,745

Convertible preferred stock:
Series A-1 Convertible Preferred Stock, $0.001 par value; 11,363,661 shares authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$25,000 at December 31, 2008 and 2009, respectively	12,265	12,265

Series A-2.1 Convertible Preferred Stock, $0.001 par value; 512,901 shares authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$2,370 at December 31, 2008 and 2009, respectively	2,370	2,370

Series A-2.2 Convertible Preferred Stock, $0.001 par value, 1 share authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$1,513 at December 31, 2008 and 2009, respectively	757	757

Series A-3 Convertible Preferred Stock, $0.001 par value; 27,557 shares authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$9,369 at December 31, 2008 and 2009, respectively	9,341	9,341

Series A-4 Convertible Preferred Stock, $0.001 par value; 21,275 shares authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$4,681 at December 31, 2008 and 2009, respectively	4,669	4,669

Series A-5 Convertible Preferred Stock, $0.001 par value; 99 shares authorized, issued and outstanding at December 31, 2008 and 2009, respectively; liquidation preference—$10 at December 31, 2008 and 2009, respectively	10	10

Series A-6 Convertible Preferred Stock, $0.001 par value; 479,436 shares authorized 151,703 and 444,944 shares issued and outstanding at December 31 2008 and 2009, respectively; liquidation preference— $166 and $489 at December 31, 2008 and 2009, respectively	1,599	3,047

Series B-1 Convertible Preferred Stock, $0.001 par value; 5,121,952 , shares authorized, issued and outstanding at December 31, 2008 and 2009 respectively; liquidation preference—$21,000 at December 31, 2008 and 2009, respectively	10,373	10,373

Series C-1 Convertible Preferred Stock, $0.001 par value; 1,474,587 shares authorized, 1,407,139 and 1,459,586 issued and outstanding at December 31, 2008 and 2009 respectively; liquidation preference— $40,497 and $42,007 at December 31, 2008 and 2009, respectively	20,054	21,101

Total convertible preferred stock	61,438	63,933

Commitments (See Note 5)
Stockholders’ deficit
Common stock: $0.001 par value; 38,500,000 shares authorized at December 31, 2008 and 2009, respectively, 3,298,504 and 3,579,849 shares issued and outstanding at December 31, 2008 and 2009 respectively	3	4
Additional paid-in capital	51,034	55,797
Deferred stock-based compensation	(116)	—
Accumulated deficit	(61,896)	(65,556)
Accumulated other comprehensive loss	12	—

Total stockholders’ deficit	(10,963)	(9,755)

Total liabilities, convertible preferred stock and stockholders’ deficit	$83,467	$84,923

The accompanying notes are an integral part of these consolidated financial statements.

OMNEON INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2007	2008	2009
Revenues:
Product revenues	$81,859	$117,232	$91,834
Service revenues	6,406	9,010	13,600

Total revenues	88,265	126,242	105,434

Cost of revenues:
Cost of product revenues	29,231	42,072	36,364
Cost of service revenues	6,045	7,586	8,100

Total cost of revenues (1)	35,276	49,658	44,464

Gross profit	52,989	76,584	60,970

Operating expenses:
Research and development (1)	22,733	28,855	25,444
Sales and marketing (1)	26,733	32,937	30,106
General and administrative (1)	7,259	11,041	9,151
Write off of accumulated IPO costs	—	2,432	—
Asset impairment charge	—	4,376	797
Loss on sale of Castify SAS	—	—	505

Total operating expenses	56,725	79,641	66,003

Loss from operations before non-operating items and income taxes	(3,736)	(3,057)	(5,033)

Interest and other income (expense), net:
Interest and other income	773	513	47
Foreign currency losses	(162)	(101)	(407)
(Accretion) benefit of preferred stock warrant liability	(375)	1,421	429

Total interest and other income (expense), net	236	1,833	69

Loss before income taxes	(3,500)	(1,224)	(4,964)
Income tax (benefit) provision	(1,400)	1,795	1,304

Net loss	(2,100)	(3,019)	(3,660)

(1 Includes stock-based compensation as follows:
Total cost of revenues	$228	$354	$393
Research and development	587	1,482	1,254
Sales and marketing	644	1,305	1,587
General and administrative	369	1,324	1,645
The accompanying notes are an integral part of these consolidated financial statements.

OMNEON INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)
(in thousands)

								Accumulated
	Convertible				Additional	Deferred		Other	Total
	Preferred Stock		Common Stock		Paid-In	Stock based	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	deficit	Income	Equity/(Deficit)
Balance at December 31, 2006	$17,047	$39,785	2,529	$3	$45,479	$(1,057)	$(56,777)	$—	$(12,352)

Issuance of common stock upon exercise of options	—	—	191	—	98	—	—	—	98
Shares of unvested common stock subject to repurchase	—	—	(33)	—	(23)	—	—	—	(23)
Issuance of restricted common shares	—	—	34	—	84	—	—	—	84
Amortization of restricted common shares	—	—	—	—	7	—	—	—	7
Vesting of early-exercised stock options	—	—	256	—	71	—	—	—	71
Employee stock-based compensation expense recognized under SFAS 123(R)	—	—	—	—	1,380	—	—	—	1,380
Compensation expense resulting from extension of exercise period for Director’s options	—	—	—	—	4	—	—	—	4
Deferred stock-based compensation	—	—	—	—	(120)	120	—	—	—
Amortization of deferred stock-based compensation, net of forfeitures	—	—	—	—	—	423	—	—	423
Issuance of Series A-6 Convertible Preferred Stock through net exercise of warrants	151	1,594	—	—	—	—	—	—	—
Issuance of Series C-1 Convertible Preferred Stock to Sony Corporation, net of issuance costs of $14,961	1,042	14,961	—	—	—	—	—	—	—
Issuance of Series C-1 Convertible Preferred Stock to purchase Castify Holdings Limited, net of issuance costs of $4,897	365	4,897	—	—	—	—	—	—	—
Amortization of Series C-1 Convertible Preferred Stock		14	—	—	—	—	—	—	—
Tax benefit from stock plan	—	—	—	—	32	—	—	—	32
Net loss	—	—	—	—	—	—	(2,100)	—	(2,100)

Balance at December 31, 2007	18,605	61,251	2,977	3	47,012	(514)	(58,877)	—	(12,376)

Comprehensive loss:
Change in unrealized losses on investments in marketable securities	—	—	—	—	—	—	—	12	12
Net loss							(3,019)		(3,019)

Total comprehensive loss	—	—	—	—	—	—	—	—	(3,007)

Issuance of common stock upon exercise of options	—	—	294	—	106	—	—	—	106
Shares of unvested common stock subject to repurchase	—	—	(5)		(6)	—	—	—	(6)
Issuance of Series A-6 Convertible Preferred Stock on exercise of warrant	1	5
Amortization of restricted common shares	—	—	—	—	84	—	—	—	84
Vesting of early-exercised stock options			33		23				23
Employee stock-based compensation expense recognized under SFAS 123(R)	—	—	—	—	3,379	—	—	—	3,379
Officer separation costs	—	—	—	—	493	—	—	—	493
Deferred stock-based compensation	—	—	—	—	(57)	57	—	—	—
Amortization of deferred stock-based compensation, net of forfeitures	—	—	—	—	—	341	—	—	341
Reversal of issuance costs relating to Series C-1	—	—	—	—	—	—	—	—	—
Convertible Preferred Stock issued to Sony Corporation		14
Amortization of Series C-1 Convertible Preferred Stock	—	168	—	—	—	—	—	—	—

Balance at December 31, 2008	18,606	61,438	3,299	3	51,034	(116)	(61,896)	12	(10,963)

Comprehensive loss:								(12)	(12)
Change in unrealized losses on investments in marketable securities	—		—				(3,660)		(3,660)

Net loss	—		—						(3,672)

Total comprehensive loss									—
Issuance of common stock upon exercise of options	—		279	1	96	—	—	—	97
Shares of unvested common stock subject to repurchase					(1)	—	—	—	(1)
Issuance of Series A-6 Convertible Preferred Stock on exercise of warrant	294	1,448	—	—		—	—	—
Amortization of restricted common shares	—	—	—	—	42	—	—	—	42
Vesting of early-exercised stock options	—	—	2	—	6	—	—	—	6
Employee stock- based compensation expense recognized under SFAS 123(R)	—	—	—	—	4,626	—	—	—	4,626
Deferred stock-based compensation	—	—	—	—	(6)	70	—	—	64
Amortization of deferred stock-based compensation, net of forfeitures	—	—	—	—	—	46	—	—	46
Issuance of Series C-1 Convertible Preferred Stock to Castify, net	52	945	—	—	—	—	—	—	945
Amortization of Series C-1 Convertible Preferred Stock	—	102	—	—	—	—	—	—	102

Balance at December 31, 2009	18,952	63,933	3,580	$4	$55,797	$—	$(65,556)	$—	$(9,755)

The accompanying notes are an integral part of these consolidated financial statements.

OMNEON INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net loss	$(2,100)	$(3,019)	$(3,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,568	7,726	7,976
Stock-based compensation expense	1,828	4,465	4,879
Write off of accumulated IPO costs	—	2,432	—
Asset impairment charge	—	4,376	797
Loss on scrapping of fixed assets	63	60	493
Amortization of premium/discount on short-term investments	—	(71)	(21)
Amortization of lease incentive	—	(70)	(140)
Non-cash imputed ground rent on lease premises	—	108	—
Increase in provision for bad debts and allowance for sales returns	1,000	1,252	846
Increase in inventory provision	343	925	2,263
Accretion (benefit) of preferred stock warrant liability	375	(1,421)	(429)
Tax benefits from stock plan	(32)	—	—
Loss on sale of Castify SAS	—	—	505
Changes in operating assets and liabilities:
Accounts receivable	3,952	(6,353)	(2,621)
Inventory	(5,004)	(8,211)	(5,826)
Prepaid expenses and other current assets	(2,395)	(2,378)	(529)
Other assets	31	(148)	(202)
Deferred income taxes	(526)	(587)	(1,340)
Accounts payable	539	(524)	(1,398)
Accrued and other liabilities	747	4,364	(4,166)
Deferred revenues (net of associated costs)	1,490	1,795	5,918

Net cash provided by operating activities	5,879	4,721	3,345

Cash flows from investing activities:
Purchase of property and equipment	(3,437)	(9,016)	(2,346)
Cash received from landlord	—	1,200	—
Lease incentive	—	700	—
Acquisition of Castify Holdings Limited, net of cash acquired	37	—	—
Increase in restricted cash	(69)	(1)	(23)
Proceeds from sale of Castify SAS	—	—	463
Maturities of short-term investments	—	8,000	22,000
Purchase of short-term investments	—	(13,917)	(17,991)

Net cash (used in) provided by investing activities	(3,469)	(13,034)	2,103

Cash flows from financing activities:
Proceeds from exercises of common stock options	98	106	97
Proceeds from exercises of warrants for Series A.6 Convertible Preferred Stock	—	—	197
Tax benefits from stock plan	32	—	—
Proceeds from issuance of Series C-1 Convertible Preferred Stock, net of issuance costs	14,961	—	—

Net cash provided by financing activities	15,091	106	294

Increase (decrease) in cash and cash equivalents	17,501	(8,207)	5,742

Cash and cash equivalents at beginning of period	18,258	35,759	27,552

Cash and cash equivalents end of period	$35,759	$27,552	$33,294

Supplemental cash flow information
Income taxes paid	$469	$795	$849

Noncash financing activities
Fair value of Series C-1 Convertible Preferred Stock and common stock issued in connection with acquisition	$4,981	$—	$—
Net exercise of Series A-6 Convertible Preferred Stock warrants	1,594	5	1,251
Inventory capitalized as test and demonstration equipment	3,617	2,094	2,277
Reduction of issuance costs related to Series C Convertible Preferred Stock	—	14	—
Release of Series C-1 Convertible Preferred Stock from escrow	—	—	946
The accompanying notes are an integral part of these consolidated financial statements.

OMNEON INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company
     Established in 1998, Omneon, Inc. (the “Company”) is a leading provider of flexible media server and active storage systems that optimize workflow productivity and on-air reliability for the production, distribution and management of digital media.
     The Company sells its products indirectly through system integrators and directly to end user customers in the United States, Europe, the Middle East and Asia Pacific regions.
Basis of Presentation and Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The results of Castify Holdings Limited (“Castify”) have been included in the Company’s operations since December 8, 2007, the date that Castify was acquired (see Note 4) up to its disposal on July 29, 2009. Intercompany accounts and transactions have been eliminated.
Foreign Currency Translation and Transactions
     The foreign subsidiaries’ functional currency is the U.S. dollar. Gains and losses resulting from transactions denominated in foreign currencies are included within “Interest and other income (expense), net
Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
     The Company considers all highly liquid investments purchased with a maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist principally of U.S. government obligations, money market funds which are invested exclusively in U.S. government obligations and nominal balances in depository checking accounts that are stated at cost, which approximates fair value.
Restricted Cash
     The Company maintains a cash balance which amounted to $77,000 and $101,000 at December 31, 2008 and 2009, respectively, which is restricted from withdrawal as it relates to employee contributions for a flexible spending medical plan.
Short-term Investments
     The Company accounts for its investments in debt and equity securities under Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities and Financial Accounting Standards Board Staff Position, or FSP, SFAS No. 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The investments are carried at fair market value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders’ deficit. The Company follows the guidance provided by Emerging Issues Task Force, or EITF, No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, to assess whether its investments with unrealized loss positions are other than temporarily impaired. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the statements of operations.
     The Company reviews its investments to identify and evaluate investments that have an indication of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Company places its cash investments in instruments that meet high credit quality standards, as specified in the Company’s investment policy guidelines.
Fair Value Measurements
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 became effective for the Company on January 1, 2008. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States. The adoption of SFAS No. 159 did not have a material impact on the Company’s consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 was effective for the Company on January 1, 2008. However, in February 2008, the FASB released FASB Staff Position, or FSP FAS 157-2—Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The adoption of SFAS No. 157 for its non-financial assets and liabilities, effective January 1, 2009, did not have a material impact on its consolidated financial statements.
     As defined in SFAS No. 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:
     Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
     Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
     Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
     In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in the assessment of fair value.
     Financial assets carried at fair value as of December 31, 2009 are classified in the table below in one of the three categories described above (in thousands):

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents (1)	$33,294	$—	$—	$33,294
Restricted cash	101	—	—	101
Short-term investments (2)	2,000	—	—	2,000

Total assets at fair value	$35,395	$—	$—	$35,395

1).	Consists of cash equivalents with remaining maturities of three months or less at the date of purchase and are composed primarily of US Government and Treasury Obligation money market mutual funds. The fair value of these securities is determined through market, observable and corroborated sources.

2)	Consists of marketable securities with remaining maturities of greater than three months at the dale of purchase and are composed primarily of US Government and Treasury Obligation money market mutual funds. The fair value of these securities is determined through market, observable and corroborated sources
Certain Risks and Concentrations
     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments, restricted cash and accounts receivable. Cash and cash equivalents and short-term investments are deposited with financial institutions that management believes are creditworthy. Deposits with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of its cash and cash equivalents.
     The Company uses derivatives, such as foreign currency options and forwards to hedge exposure to the Japanese Yen receipts arising from sales to its Japan-based customers.
     The Company’s accounts receivable are derived from customers primarily located in the United States of America, Europe and the Asia Pacific region and are denominated in U.S. dollars and Japanese Yen. The Company performs ongoing credit evaluations of its customers’ financial condition, generally does not require collateral and establishes an allowance for doubtful accounts based upon the expected collectability of accounts receivable.
     No customer accounted for more than 10% of the Company’s total accounts receivable at December 31, 2008. Time Warner accounted for 13% of the Company’s total accounts receivable as of December 31, 2009. No other customers accounted for more than 10% of the Company’s total accounts receivable at December 31, 2009.
     No customer accounted for more than 10% of the Company’s total revenues during the years ended December 31, 2007, 2008 and 2009.
     The Company receives certain of its critical components from sole source suppliers. Additionally, the Company relies on three primary vendors to provide contract manufacturing and assembly services for its products. The inability of these contract manufacturers and assembly service suppliers to fulfill the Company’s supply requirements could materially affect future operating results.
Inventory
     Inventory includes finished goods, purchased components and spares and is carried at the lower of cost or market, with cost being determined on a first-in, first-out basis. The Company records provisions to reduce the carrying value of inventories to their net realizable value when the Company believes that the net realizable value is less than cost. The Company also records provisions for excess and obsolete inventories based on forecasted demand. The recording of these provisions establishes a new and lower cost basis for each specifically identified inventory item, and the Company does not restore the cost basis to its original level regardless of any subsequent changes in facts and circumstances.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Property and Equipment
     Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally two to five years and 40 years for buildings. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations. Major additions and improvements are capitalized, while replacements, repairs and maintenance that do not extend the life of the asset are charged to operations.
Warranty Accrual
     The Company offers warranties on certain products and records a liability for the estimated future costs associated with warranty claims, which is based upon historical experience and the Company’s estimate of the level of future costs. Warranty costs are reflected in the statement of operations as a cost of revenues and are recorded at the time that revenue is recognized. A reconciliation of the changes in the Company’s warranty accrual follows:

	December 31,
(in thousands)	2008	2009
Warranty accrual, beginning of year	$1,515	$1,664
Accruals for warranties issued during the year	1,161	903
Expenses incurred during the year	(1,012)	(1,344)

Warranty accrual, end of year	$1,664	$1,223

Revenue Recognition
     For sales of the Company’s products where software is incidental to the functionality of the product, the Company applies the provisions of Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, and SAB No. 104, Revenue Recognition, and all related interpretations. For sales of the Company’s products where software is not incidental to the functionality of the product, the Company accounts for revenues in accordance with Statement of Position, or SOP, No. 97-2, Software Revenue Recognition and all related interpretations.
     The Company derives the majority of its revenues from sales of servers and storage systems, with the remaining revenues generated primarily from service fees relating to the maintenance contracts on its products. The Company generally recognizes product revenues at the time of shipment, provided that persuasive evidence of an arrangement exists, title and risk of loss pass to the customer, the price is fixed or determinable and collection of the receivable is reasonably assured.
     The Company generally ships its products ex-works, which requires the buyer to bear the risks for bringing the goods to the buyer’s final destination. Title to the Company’s products and risk of loss generally passes upon delivery to the common carrier.
     In assessing whether prices or fees are fixed or determinable, the Company considers the payment terms of the transaction and the Company’s collection experience in similar transactions. If a significant portion of the price or fee is due after normal payment terms, revenue is recognized when payment becomes due and payable from the customer, provided that all other revenue recognition criteria are met.
     In instances where the Company is required to obtain customer acceptance, revenues are deferred until the terms of acceptance are satisfied. Arrangements with acceptance provisions generally provide the customer time to integrate the product into their environment and allow specification and performance testing. The Company determines that acceptance has occurred upon receipt of a signed and dated acceptance document from the customer or lapse of the acceptance period. Arrangements with acceptance provisions occur infrequently and can be made to either indirect or direct customers.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     Most of the Company’s sales, including those to indirect customers, do not include rights of return. However, in limited cases, the Company has accepted product returns from customers, and in 2007, the Company established an allowance for future sales returns based on historical trends in product return rates. The allowance for future sales returns as of December 31, 2008 and 2009 was $827,000 and $479,000, respectively. The Company’s indirect customers generally do not maintain any inventory and only order products from the Company when their end-user customer has committed to the purchase.
     The terms and conditions of sales granted to indirect customers and direct end users are generally the same. Orders received from indirect customers are considered on a standalone basis and the terms and conditions of such orders are independent of the arrangement made with the indirect customer’s end user. There are no contractual provisions allowing indirect customers restocking rights. Indirect customers are evaluated for creditworthiness under the same guidelines as direct end-user customers. The Company does not allow payment from indirect customers to be dependent upon receipt of payment from the end user.
     Revenues from service obligations under maintenance contracts are deferred and recognized ratably over the contractual service period. Service maintenance contracts typically range from one to two years.
     In accordance with EITF 00-21, Revenue Arrangements with Multiple Deliverables, where sales arrangements involve multiple elements, the entire revenue is allocated to each respective element based on its relative fair value when it exists for all elements and recognized when the revenue recognition criteria for each element have been met. When fair value does not exist for all elements, the Company uses the residual value method to recognize revenues when an arrangement includes one or more elements to be delivered at a future date and objective and reliable evidence of the fair value of all the undelivered elements exists.
     In accordance with SOP 97-2 and EITF 03-5, Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental-Software, for the sale of products that contain software that is more than incidental to the sale of the hardware, the Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. In instances where there are undelivered elements that did not have vendor-specific objective evidence, or VSOE, of fair value, revenues are deferred until VSOE is established or those elements have been delivered. The Company has established VSOE for post contract support as evidenced by the actual sales price of the renewals, and for other services by the actual sales price of the service when it is sold on a stand-alone basis.
Shipping and Handling
     The Company classifies amounts billed to customers for shipping and handling as revenues. Costs incurred by the Company for shipping and handling have been classified as cost of revenues.
Advertising Costs
     The Company expenses advertising costs as incurred. The Company incurred $439,000, $534,000 and $447,000 of advertising expense during the years ended December 31, 2007, 2008 and 2009, respectively.
Income Taxes
     The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future change in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     On January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. Prior to the adoption, the Company’s policy was to establish reserves that reflected the probable outcome of known tax contingencies. The effects of the resolution, if any, were recognized as changes to the effective income tax rate in the period of resolution. Under FIN 48 the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely to be realized upon ultimate settlement.
     The adoption of FIN 48 resulted in a reclassification of certain tax liabilities from current to non-current and had no cumulative impact to accumulated deficit. As of December 31, 2009 the Company had $1.8 million of liabilities for unrecognized tax benefits. Of this amount $1.0 million, if realized, would impact net income.
Research and Development Costs
     Research and development costs are expensed as incurred. With respect to software that is embedded in the Company’s servers and storage systems and the Company’s related applications, software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.
Stock-Based Compensation
     The Company grants options to purchase common stock to employees with exercise prices equal to the fair value of the underlying stock, as determined by the board of directors on the date the equity award is granted. The board of directors determines the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faces at the time, the preferences of the Company’s preferred stockholders and the lack of liquidity of the Company’s common stock.
     The Company recognized stock-based compensation expense of $1.4 million, $3.4 million and $4.8 million in the years ended December 31, 2007, 2008 and 2009, respectively.
     In connection with the calculation of stock-based compensation under SFAS 123(R), the Company reviews and updates, among other things, its forfeiture rate, expected term and volatility assumptions. In determining the expected term of options, the Company gives consideration to historical exercises, the vesting term and the cancellation history of the Company’s options and the options’ contractual term of ten years. Estimated volatility also reflects the application of SAB No. 107, Share-Based Payment, and interpretive guidance and, accordingly, incorporates historical volatility of similar entities whose share prices are publicly available. The fair value of each option is estimated on the date of grant using the Black-Scholes method using the following assumptions:

	Year ended December 31,
	2007	2008	2009
Expected life (in years)	6.0	6.0	6.0
Interest rate range	3.50% to 4.85%	1.59% to 3.41%	1.88% to 3.00%
Volatility	45% to 50%	50%	50%
Dividend yield	—	—	—
     As of December 31, 2008 and 2009, there was $10.9 million and $16.2 million, respectively, of unrecognized compensation related to stock options granted after January 1, 2006, which is expected to be recognized over the remaining weighted-average service period of 3.3 years and 3.1 years, respectively.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Comprehensive Loss
     Comprehensive loss generally represents all changes in stockholders’ deficit except those resulting from investments or contributions by stockholders. Comprehensive loss was the same as net loss in the year ended December 31, 2007. For the years ended December 31, 2008 and 2009, comprehensive loss consisted of unrealized losses on marketable securities and net loss.
Goodwill and Other Intangible Assets
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for impairment annually or more frequently if facts and circumstances warrant a review. The provisions of SFAS No. 142 require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded.
     SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
     The Company amortizes acquired intangible assets with definite lives, which are generally five to eight years. See Note 4.
Impairment of Long-Lived Assets
     The Company reviews long-lived assets for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the undiscounted future net cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the use of the asset.
Convertible Preferred Stock Warrant Liability
     The Company accounts for warrants issued in connection with financing arrangements in accordance with FSP 150-5. Pursuant to FSP 150-5, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required be classified as a liability. The fair value of warrants classified as liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings.
     In October 2007, warrants for 152,140 shares of the Company’s Series A-6 Convertible Preferred Stock were net exercised, resulting in the issuance of 150,703 shares of the Company’s Series A-6 Convertible Preferred Stock. As a result of this net exercise, the Company reclassified $1.6 million from Convertible Preferred Stock Warrant Liability to Convertible Series A-6 Preferred Stock on its consolidated balance sheet.
     In September 2009, warrants for 147,831 shares of the Company’s Series A-6 Convertible Preferred Stock were net exercised and warrants for 178,919 shares were exercised for cash, resulting in the total issuance of 293,753 shares of the Company’s Series A-6 Convertible Preferred Stock. The Company does not have any Convertible Preferred Stock Warrant Liability as of December 31, 2009 as there are were no outstanding warrants for Convertible Preferred Stock.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Recent Accounting Pronouncements
     In June 2009, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”). SFAS No. 168 replaces the GAAP hierarchy with two levels: authoritative and nonauthoritative. The FASB Accounting Standards Codification (“Codification”) became the single source of authoritative nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”). The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative.
     Following the Codification, FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead it will issue Accounting Standards Updates (“ASU”), which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on changes to the Codification.
     GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will change the way guidance is organized and presented. The Company has adopted the provisions of this guidance and as a result it will only affect the specific references to GAAP literature in the notes to its consolidated financial statements.
     In April 2009, the FASB issued an update to ASC 820, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales. This update to ASC 820 was effective for interim and annual periods ending after June 15, 2009 and will be adopted by the Company in 2010. The Company does not expect the adoption of this guidance will have a material effect on its consolidated results of operations and financial condition.
     In April 2009, the FASB issued ASC 320, “Recognition and Presentation of Other-Than-Temporary Impairments”, which will be effective for the Company beginning in 2010. ASC 320 amends existing guidance for determining whether an other than temporary impairment of debt securities has occurred. Among other changes, the FASB replaced the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert (a) it does not have the intent to sell the security, and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. The Company does not expect the adoption of this guidance will have a material effect on its consolidated results of operations and financial condition.
     In September 2009, FASB amended the ASC as summarized in ASU 2009-13, “Revenue Recognition (ASC 605): Multiple-Deliverable Revenue Arrangements.” Guidance in ASC 605-25 on revenue arrangements with multiple deliverables has been amended to require an entity to allocate revenue to deliverables in an arrangement using its best estimate of selling prices if the vendor does not have vendor-specific objective evidence or third-party evidence of selling prices, and to eliminate the use of the residual method and require the entity to allocate revenue using the relative selling price method. The new guidance also requires expanded quantitative and qualitative disclosures about revenue from arrangements with multiple deliverables. The update is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. Adoption may either be on a prospective basis for new revenue arrangements entered into after adoption of the update, or by retrospective application. The Company is assessing the potential impact of the update on its consolidated financial statements and is planning to adopt the update effective January 1, 2011.
     In October 2009, the FASB issued ASC 985-605 Certain Revenue Arrangements that Include Software Elements (ASC 985-605). ASC 985-605 provides additional guidance on how to determine which software, if any, relating to the tangible product would be excluded from the scope of the software revenue guidance in ASC 985-605. ASC 985-605 is effective for financial statements issued for fiscal years beginning on or after June 15, 2010, and interim periods within those fiscal years. The Company is assessing the potential impact of the update on its consolidated financial statements and is planning to adopt the update effective January 1, 2011.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements.” This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company is still assessing the impact on this guidance and does not believe the adoption of this guidance will have a material impact to its consolidated financial statements.
     Management does not believe that other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants or the SEC have a material impact on the Company’s present or future consolidated financial statements.
NOTE 2 — SHORT-TERM INVESTMENTS
     Short-term investments consist of the following:

		Gross	Gross
	Cost	Unrealised	Unrealised	Fair
(In thousands)	Basis	Gains	Losses	Value
Balance at December 31, 2008		—	—
U.S. government agency securities	$5,988	$12	$—	$6,000

Total short-term investments	$5,988	$12	$—	$6,000

Balance at December 31, 2009	—	—	—
U.S. government agency securities	$2,000	$—	$—	$2,000

Total short-term investments	$2,000	$—	$—	$2,000

     The cost basis and fair value of short-term investments, by contractual maturity, are presented below:

	Cost	Fair
(In thousands)	Basis	Value
As of December 31, 2008
One year or less	$5,988	$6,000

Total short-term investments	$5,988	$6,000

As of December 31, 2009
One year or less	$2,000	$2,000

Total short-term investments	$2,000	$2,000

     As of December 31, 2008 and 2009, all of the Company’s short-term investments were classified as available-for-sale and all investments had contractual maturities of less than one year. Accordingly, all short-term investments are classified as current assets on the consolidated balance sheets.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     The Company invests in securities that are rated investment grade or better. Unrealized gains and losses are recorded as a component of cumulative other comprehensive income (loss) in stockholders’ equity. If these investments are sold at a loss or are considered to have other than temporary declines in value, a charge to operations is recorded. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income (expense), net. There were no realized gains or losses recorded during the years ended December 31, 2008 and 2009.
NOTE 3 — BALANCE SHEET COMPONENTS

	December 31,
(in thousands)	2008	2009
Accounts receivable
Accounts receivable, gross	$19,582	$20,942
Allowance for doubtful accounts	(393)	(326)
Allowance for sales returns	(827)	(479)

Accounts receivable, net	$18,362	$20,137

	Balance at
	beginning of	Charged to		Balance at
(in thousands)	period	expenses	Write-off	end of period
Allowance for doubtful accounts
Year ended December 31, 2007	369	13	(72)	310
Year ended December 31, 2008	310	102	(19)	393
Year ended December 31, 2009	393	—	(67)	326

	Balance at	Increase in
	beginning of	allowance offset		Balance at
(in thousands)	period	against revenues	Write-off	end of period
Allowance for sale returns
Year ended December 31, 2007	—	987	(238)	749
Year ended December 31, 2008	749	1,150	(1,072)	827
Year ended December 31, 2009	827	846	(1,194)	479

	December 31,
(in thousands)	2008	2009
Inventory
Finished goods	$3,617	$2,437
Purchased components	3,005	3,332
Spares inventory	2,173	2,576

Total Inventory	8,795	8,345
Less: Long-term inventory	(1,789)	(1,415)

Inventory	$7,006	$6,930

     Depreciation and amortization of spares inventory amounted to $260,000, $627,000 and $1,242,000 for the years ended December 31, 2007, 2008 and 2009, respectively.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     Long-term inventory represents last time purchases of certain components which the Company’s suppliers have elected to discontinue producing and which are forecasted to be used outside of one year from the balance sheet date. The balances of $1.8 million and $1.4 million are included in “Other Assets” on the balance sheet as of December 31, 2008 and 2009, respectively.

	Estimated
	useful life	December 31,
(in thousands)	(years)	2008	2009
Property and equipment
Computer equipment	2	$12,828	$14,132
Engineering and development equipment	3	7,950	9,086
Software	2-5	3,384	3,900
Demonstration units	2	1,590	1,590
Furniture and office equipment	5	1,381	1,367
Leasehold improvements	6	3,091	3,268

Construction in progress		36	78

Property and equipment, gross		30,260	33,421
Less: Accumulated depreciation and amortization		(19,427)	(24,544)

Property and equipment, net		$10,833	$8,877

     Depreciation and amortization expense on property, plant and equipment was $5.3 million, $6.8 million and $6.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

	December 31,
(in thousands)	2008	2009
Goodwill
Balance, beginning of the year	$3,878	$692
Additions to goodwill	946	—
Impairment charge	(4,132)	(692)

Balance, end of the year	$692	$—

	December 31,
(in thousands)	2008	2009
Accrued and other liabilities
Warranty accrual	$1,664	$1,223
Accrued taxes payable	1,240	491
Customer deposits	3,316	947
Castify consideration to be issued	946	—
Other	1,165	987

Accrued liabilities	$8,331	$3,648

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
NOTE 4 — ACQUISITION AND RELATED INTANGIBLES
Castify Holdings Limited
     On December 8, 2007, the Company acquired 100% of the outstanding shares of Castify, a privately held company incorporated in England and Wales. Castify owns 100% of Castify SAS, a company incorporated in France, which provides a software based solution for managing the distribution of digital content over the Internet and private Intranets. Castify’s end-to-end software solution enables enterprises and service providers to build scalable, easy-to-manage, and cost-efficient service delivery platforms for content distribution over public and private networks.
     The Company accounted for the acquisition under the purchase method of accounting in accordance with the provisions of SFAS No. 141. Under this accounting method, the Company recorded the assets acquired and liabilities assumed at their estimated fair value, with the excess purchase price reflected as goodwill. Additionally, certain costs directly related to the merger were reflected as additional purchase price in excess of net assets acquired. The results of operations of Castify since December 8, 2007 have been included in the Company’s consolidated financial statements.
Purchase Price
     Under the terms of the agreement to acquire Castify, the Company agreed to issue up to 383,946 shares of Series C-1 Convertible Preferred Stock, or Series C-1, to Castify’s investor shareholders, up to 45,171 shares of Series C-1 to Castify’s three founding shareholders and up to 34,103 shares of common stock to certain key employees of Castify. The shares issued to the investor shareholders and three founding shareholders were subject to a 15% holdback which was to be held by the Company for a period of one year from the acquisition date in order to cover contingencies arising from certain indemnification obligations of the Castify shareholders. The fair value of approximately $946,000 for these shares were recorded as additional goodwill when the contingencies were resolved. The additional shares were not issued as of December 31, 2008; therefore the fair value of the shares to be issued was included in accrued and other liabilities as of December 31, 2008. During 2009, these shares were issued to the shareholders and no further liability exists as of December 31, 2009.
     The fair value of the 429,117 shares of the Company’s Series C-1 used to acquire Castify was $14.80 per share, which was the fair value as determined by the Company’s board of directors at the measurement date. The fair value of the 34,103 shares of the Company’s restricted common stock issued to key employees of Castify was $9.84 per share, which was the fair value as determined by the Company’s board of directors at the measurement date.
     The total purchase price of the Castify acquisition was $6.3 million. The total purchase price included the following components (in thousands):

Fair value of Castify Series C-1 issued	$4,897
Fair value of Castify restricted common stock issued	84

Total preliminary purchase price	4,981
Direct transaction costs	393
Fair value of Castify Series C-1 to be issued	946

Total purchase price	$6,320

     The shares issued to the three founding shareholders and the key employees were subject to vesting terms whereby 25% of the shares were fully vested on the date of acquisition and the remaining 75% vest ratably over 36 months. Consequently, 33,878 shares of Series C-1 preferred stock and 25,577 shares of common stock were subject to vesting and were contingent upon continuous employment of the individual. The fair value of the unvested portion of these shares, approximately $753,000, was accounted for as compensation expense and will be amortized over the remaining vesting period.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Purchase Price Allocation
     The allocation of the purchase price to Castify’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values at the date of acquisition as determined by the Company’s management. The Company was responsible for determining the valuation of the intangible assets acquired, and these estimates and assumptions were subject to change. As of the acquisition date, Castify had approximately $12.0 million of operating loss carryforwards in France. As a result of Castify’s historical loss position, the Company recorded a valuation allowance of $3.6 million, net of deferred tax liabilities, against the deferred tax asset associated with these carryforwards, which the Company believed would, more than likely, not be utilized.
     The following table allocates the purchase price based on the fair values of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

	As of
	December 8,	Estimated
	2007	Useful Life
Tangible assets and liabilities
Current assets	$372
Long-term assets	44
Current liabilities	(742)

Total net liabilities	(326)
Amortizable intangible assets
Developed technology	830	5 years
Customer relationships	600	7 years

Total amortizable net tangible assets	1,430
Goodwill	4,890

Total	$6,320

     Castify and the Company did not have any transactions during any financial period presented prior to December 8, 2007.
Intangible Assets and Goodwill
     At the time of the acquisition, a valuation of the purchased intangibles was undertaken to determine the estimated fair value of such assets. A portion of the purchase price was allocated to developed product technology and customer relationships. These assets were identified and valued through an analysis of data provided by Castify related to their developmental products, stage of development, time and resources needed to complete development, target markets, expected income generating ability and associated risks. The income approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. A discount rate of 17% was applied to the developed product technology and the customer relationships. The $830,000 value assigned to developed technology was amortized to cost of revenues and the $600,000 value assigned to customer relationships was amortized to sales and marketing expense over their respective useful lives. These amounts were included in purchased intangible assets and goodwill on the Company’s consolidated balance sheet as of December 31, 2008. The Company recorded amortization expense of approximately $22,000, $317,000 and $144,000 for the years ended December 31, 2007, 2008 and 2009, respectively, related to the developed technology and customer relationships. No goodwill was deemed to be deductible for income tax purposes.
     As Castify was not in the process of developing any enhancements related to its technology it was determined that Castify did not have any in-process research and development at the measurement date.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Amortization of Compensation
     Compensation related to the vesting of the 33,878 restricted shares the Company’s Series C-1 and the 25,577 shares of restricted common stock is being amortized ratably to research and development expense over the 36 month vesting period.
Pro Forma Results
     The following pro forma data summarizes the results of operations for the periods indicated as if the Castify acquisition had been completed as of the beginning of each of the periods presented. The pro forma data give effect to actual operating results prior to the acquisition as well as amortization of intangibles acquired in the acquisition. No effect has been given to cost reductions or operating synergies. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred as of the beginning of the periods presented or that may be obtained in the future.
     The pro forma results are as follows (in thousands,):

Year ended December 31,
2007
Revenue	$88,664
Net loss allocable to common stockholders
(2,662)
Impairment
     During the fourth quarter of fiscal 2008, and in accordance with its accounting policy the Company performed annual reviews for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”).
In accordance with SFAS No. 144, the Company also performed an impairment test of its other long-lived assets. This analysis indicated that the carrying values of certain acquisition-related intangible assets was not recoverable and the Company recorded an impairment charge of $317,000 on acquisition-related intangible assets in the fourth quarter of fiscal year 2008. The impairment was based upon forecasted discounted cash flows which considered factors including a reduced business outlook primarily due to the change in economic outlook.
     In accordance with SFAS 142, goodwill is not amortized, but instead is reviewed and tested for impairment at least annually and whenever events or circumstances occur which indicate that goodwill might be impaired. Impairment of goodwill is tested at the Company’s reporting unit level by comparing the carrying amount, including goodwill, to the fair value. In performing the analysis, the Company uses the best information available, including reasonable and supportable assumptions and projections. If the carrying amount of the Company exceeds its implied fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. The Company performed its annual impairment test in the fourth quarter of fiscal year 2008 and determined that goodwill was impaired. As a result the Company recognized an impairment charge of $4.1 million in the fourth quarter of fiscal year 2008.
     On April 18, 2009, the Company announced the signing of a non-binding Memorandum of Understanding with Aspera, Inc.(“Aspera”) for the sale of Castify SAS, the French subsidiary of Castify Holdings Ltd. In consideration of the expected selling price of Castify SAS, the Company recorded impairment charges in the second quarter of 2009 to acquisition related intangibles and to goodwill of $105,000 and $692,000, respectively.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Sale of Castify SAS
     On July 21, 2009, the Company completed the sale of the stock and all related net assets of Castify SAS to Aspera for approximately $460,000. Additionally, the Company signed a license agreement with Aspera for the former Castify products, which includes a $900,000 guaranteed royalty payment due over the course of one year. The Company incurred a loss of $505,000 as a result of the sale of Castify SAS, which included the write-off of all the remaining intangible asset balances.
NOTE 5 — COMMITMENTS
Operating Lease Obligations
     The Company leases office space under non-cancelable operating leases that expire at various dates through June 2013. Some of these arrangements require the Company to pay taxes, insurance and maintenance costs. Rent expense was $726,000, $1.8 million and $2.3 million during the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2009, the future minimum rental payments under all non-cancelable operating leases were as follows (in thousands):

Minimum
Year ending December 31,	rental
2010	2,152
2011	1,820
2012	1,812
2013	851

Commitments	$6,635

Indemnification Agreements
     Generally, the Company’s contracts contain standard indemnification provisions. Pursuant to these agreements, the Company agrees to indemnify, hold harmless, and reimburse the indemnified party for losses suffered or incurred by the indemnified party, in connection with any patent, or any copyright or other intellectual property infringement or certain other claims by any third party with respect to its products. The term of these indemnification agreements is specified by the respective agreements. The maximum potential amount of future payments it could be required to make under these indemnification agreements is generally capped and the Company has never incurred claims or costs to defend lawsuits or settle claims related to these indemnification agreements and accordingly has made no provision for liability under these agreements.
Legal Matters
     From time to time, the Company may be subject to claims and proceedings that arise in the ordinary course of its business. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows, management’s view of these matters may change in the future due to inherent uncertainties.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
NOTE 6 — INCOME TAXES
     The components of the Company’s loss before income taxes are as follows:

	Year ended December 31,
(in thousands)	2007	2008	2009
United States	$(5,767)	$(1,138)	$(6,451)
Foreign	2,267	(86)	1,487

Total	$(3,500)	$(1,224)	$(4,964)

     The provision (benefit) for income taxes comprised the following:

	Year ended December 31,
(in thousands)	2007	2008	2009
Foreign
Current	$411	$213	$490
Deferred	—	111	—
Federal
Current	(231)	1,795	(497)
Deferred	(1,197)	(356)	(1,124)
State
Current	(74)	263	(18)
Deferred	(309)	(231)	(155)

Income Tax (benefit) provision	$(1,400)	$1,795	$(1,304)

     The Company’s effective tax rate on pretax income (loss) differs from the U.S. Federal statutory regular tax rate as follows:

	Year ended December 31,
(in thousands)	2007	2008	2009
U.S. Federal income tax provision (benefit) as statutory rate	(34.0)%	34.0%	34.0%
State benefit	(6.8)	6.9	6.3
Foreign earnings taxed at rates different than U.S. rate	—	5.0	1.8
Foreign earnings taxed at U.S. rate	—	(21.3)	(4.0)
Nondeductible warrant expense	2.4	39.5	3.2
Change in valuation allowance	1.3	(48.5)	—
Research and development credit	(18.4)	38.5	9.4
Stock-based compensation	13.5	(67.7)	(18.6)
French R&D credit refund	(2.3)	31.1	—
Write off of accumulated IPO costs	—	(67.5)	18.0
Goodwill impairment charge and sale of Castify SAS	—	(121.5)	(14.2)
Other	3.9	24.8	(7.6)

Effective tax rate	(40.4)%	(146.7)%	28.3%

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     Deferred tax assets (liabilities) comprised the following:

	Year ended December 31,
(in thousands)	2008	2009
Deferred tax assets
Stock-based compensation	$911	$1,680
Net operating loss carryforwards	5,031	1,085
Research and development credit carryforwards	1,646	2,448
Capitalized research and development	123	123
Depreciation and amortization	256	250
Reserves, accrued liabilities and other	3,278	3,107

Gross deferred tax assets	$11,245	$8,693

Deferred tax liabilities
Depreciation and amortization	$(378)	$—

Gross deferred tax liability	(378)	—
Net deferred tax asset	10,867	8,693
Less: Valuation allowance	(5,135)	(1,622)

Deferred tax assets, net of valuation allowance	$5,732	$7,071

     The valuation allowance at December 31, 2008, was comprised of an allowance of $580,000, relating to state research and development credits and an allowance of $4.5 million relating to Castify’s accumulated net French operating losses, which, more than likely, will not be utilized. The valuation allowance at December 31, 2009, was comprised of an allowance of $675,000 relating to state research and development credits and an allowance of $947,000 relating to Castify’s accumulated net United Kingdom operating and capital losses, which more than likely, will not be utilized.
     As of December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $34,000 and $2.5 million, respectively. The net operating loss carryforwards expire in varying amounts between 2012 and 2027. The Company has federal and California research and development credit carryforwards of $1.3 million and $1.4 million, respectively. The federal research and development credits will start expiring in 2027. The California research and development credit may be carried forward indefinitely.
     The Company adopted the provisions of FIN 48 on January 1, 2007. The Company did not recognize any change to accumulated deficit as of the adoption date. A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits for the years ended December 31, 2008 and 2009 is as follows:

(in thousands)
Balance as of December 31, 2007	$1,300
Tax positions related to current year:
Additions	287
Tax positions related to prior years:
Additions	163
Decreases	(408)

Balance as of December 31, 2008	$1,342

Tax positions related to current year:
Additions	251
Tax positions related to prior years:
Additions	358
Decreases	(112)

Balance as of December 31, 2009	$1,839

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     Of the total unrecognized tax benefit balance, $1.0 million and $962,000 would reduce the effective tax rate if recognized as of December 31, 2009 and December 31, 2008, respectively. While it is expected that the amount of unrecognized tax benefits will change in the next 12 months, the Company does not expect this change to have a material impact on its financial statements.
     The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. Income tax expense for 2009 included accrued interest on unrecognized tax benefits totaling $40,000. As of December 31, 2009 and December 31, 2008, the Company had $84,000 and $44,000 of accrued interest on unrecognized tax benefits, respectively.
     The Company conducts business globally and, as a result, files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, California and the United Kingdom. During 2009, the U.S. Internal Revenue Service closed its examination of the Company’s tax returns for tax years 2006 and 2007. There are no audits or examinations by other tax authorities. The U.S. federal statute of limitations remains open for years 2005 through 2008. The California statute of limitations remains open for years 2004 through 2008. The United Kingdom statute of limitations remains open for year 2008.
NOTE 7 — CONVERTIBLE PREFERRED STOCK
     On September 28, 2007, the Company sold 1,042,390 shares of Series C-1 at a price of $14.39 per share in a private placement to Sony Corporation, or Sony, representing less than 5% of the Company’s outstanding capital stock on an as converted to common stock basis, receiving proceeds of approximately $15.0 million. Sony is a customer and supplier of the Company. The Series C-1 purchase agreement provides that if a specific competitor, or Competitor, acquires from the Company, greater than $3.0 million of voting stock of the Company, and if Sony holds at least 210,000 shares of Series C-1 (or common stock issuable upon conversion thereof), Sony shall have the option to require the Company to purchase all of Sony’s outstanding shares of Series C-1 (or common stock issued on conversion thereof) for cash equal to the greater of (a) $14.39 per share or (b) the same price per share paid by the Competitor. This option expires immediately prior to the earlier of a liquidation of the Company or upon the closing of an underwritten public offering in which (i) the per share price to the public is at least $4.10, and (ii) the aggregate public offering price is at least $25.0 million. In connection with the sale of the Series C-1, the Company and Sony entered into a collaboration agreement. Under the terms of the collaboration agreement, the Company and Sony have agreed to work together in good faith to develop and/or enhance certain of the Company’s products. The agreement contains no specific deliverables and each company retains rights to its own technology. The Company performed a valuation of the Series C-1 contemporaneously with its issuance, which confirmed that the issuance was at fair value; accordingly none of the proceeds was allocated to the collaboration agreement or any other commercial arrangement with Sony.
     On December 8, 2007, the Company agreed to issue up to 429,117 shares of its Series C-1 at a value of $14.80 per share in connection with the Company’s acquisition of Castify. Of the total Series C-1 shares issued, 33,878 shares are subject to vesting. Total fair value of shares vested during the years ended December 31, 2008 and 2009 was approximately $168,000 and $102,000 respectively. The fair value of the unvested portion of the shares, approximately $4,000, is being accounted for as compensation expense and will be completely amortized in 2010. See Note 4.
     As the Company had not identified any amounts due from the Castify shareholders under the terms of the indemnification clause in the purchase agreement, the Company issued the remaining 64,368 shares of Series C-1 on April 20, 2009, in accordance with the terms of the agreement.
     As of December 31, 2009, the Company’s Certificate of Incorporation, as amended, designates and authorizes the Company to issue 18,998,389 shares of Convertible Preferred Stock.
     The holders of Preferred Stock have various rights and preferences as follows:

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Voting
     Each share of Series A-1, Series A-2.1, Series A-2.2, Series A-3, Series A-4, Series A-5, Series A-6, Series B-1 and Series C-1 Convertible Preferred Stock (“Series A-1,” “Series A-2.1,” “Series A-2.2,” “Series A-3,” “Series A-4,” “Series A-5,” “Series A-6,” “Series B-1” and “Series C-1,” respectively), has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as indicated below.
     The holders of outstanding preferred stock have the right to elect members of the Company’s board of directors on the following basis:
     •   the outstanding Series A-1 elect three directors so long as at least 2,850,000 shares of Series A-1 remain outstanding;
     •   the outstanding Series B-1 elect one director so long as at least 1,300,000 shares of Series B-1 remain outstanding;
     •   the outstanding common stock elect one director; and
     •   the outstanding common stock and preferred stock together elect the remaining directors.
     Voting for members of the Company’s board of directors is cumulative. In an election of directors, each stockholder is entitled to vote a number of shares equal to the product of (i) the total number of shares of common stock held by such stockholder, including common stock issuable upon conversion of preferred stock held by such stockholder, and (ii) the number of directors that such stockholder is entitled to elect, and may vote all of those shares for a single director or distribute them among the candidates.
     As long as any shares of preferred stock remain outstanding, the Company must obtain approval from a majority of all shares of preferred stock then outstanding in order to authorize, create or issue any other class of capital stock or securities convertible into capital stock having any preferences or privileges which are superior to or on parity with the Series B-1 or Series C-1; reclassify any common stock into shares having any preference or priority superior to or on a parity with the Series B-1 or Series C-1; pay or declare any dividend on or redeem any shares of common stock or Series A-2.1, Series A-2.2, Series A-3, Series A-4, Series A-5 or Series A-6 (other than in connection with the repurchase of shares of common stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, provided such repurchase is approved by the board of directors) or repay any loans made by any holder of the outstanding shares of preferred stock or common stock except in connection with the termination of employment of such holder in amounts to be agreed upon by the Company and such terminated holder; amend the certificate of incorporation or the bylaws of the Company; enter into any liquidation event, defined as certain mergers, consolidations and sales of all or substantially all of the assets; or enter into any licensing of the Company’s technology that would constitute a sale of all or substantially all of the assets of the Company. The Company must obtain approval from a majority of holders of Series A-1, Series B-1 and Series C-1 voting together as a single class and not as a separate series, on as an converted to common stock basis in order to amend the certificate of incorporation or bylaws of the Company, or increase the size of the Company’s board of directors above 11 or below nine.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Dividends
     The holders of Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1, out of any funds legally available, are entitled to receive non-cumulative dividends at the rate of $0.11, $75,652, $0.11, $0.205 and $1.439, respectively, per share per annum, as adjusted for stock splits, combinations and reorganizations, payable in preference and priority to any payment of any dividend on the other series of preferred stock or common stock, when and as declared by the board of directors. The Series A-2.1 preferred stockholders are entitled to receive dividends at the rate of $0.462082 per share per annum, prior and in preference to the payment of any dividends on Series A-3, Series A-4 and Series A-5 and common stock when and as declared by the board of directors, subject to the prior and preferential dividend rights of the holders of Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1. Series A-3, Series A-4 and Series A-5 preferred stockholders are entitled to receive dividends at the rate of $34.00, $22.00 and $10.00, respectively, per share prior and in preference to the payment of dividends on the common stock when and as declared by the board of directors, subject to the prior and preferential dividend rights of the holders of Series A-1, Series A-2.1, Series A-2.2, Series A-6, Series B-1, and Series C-1. After payment of any dividends on preferred stock, any additional dividends shall be distributed among all holders of outstanding shares of common stock and all holders of outstanding shares of preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of each series of preferred stock had been converted into common stock, when and as declared by the board of directors. No dividends on preferred stock or common stock have been declared to date.
Liquidation
     Upon liquidation, dissolution or winding up of the Company, including (1) a merger or acquisition of the Company in which the stockholders of the Company immediately prior to such event own less than 50% of the Company’s voting power immediately after such event, (2) the closing of a transfer by stockholders of the Company to a person or group of affiliated persons, which results in the transfer of 50% or more of the outstanding voting power of the Company, or (3) the sale of all or substantially all of the assets of the Company, the holders of Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1 are entitled to receive an amount per share equal to $2.20, $1,513,032, $1.10, $4.10 and $28.78, respectively, as adjusted for stock splits, combinations and reorganizations, plus any declared but unpaid dividends prior and in preference to all other holders of preferred stock or common stock. If the assets and funds distributed among the holders of Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1 are insufficient to permit the payment to such holders of the full preferential amounts, then, the entire assets and funds of the Company shall be distributed ratably among the holders of the Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1 in proportion to the full preferential amount each such holder is otherwise entitled to receive.
     After payment of the Series A-1, Series A-2.2, Series A-6, Series B-1 and Series C-1 preferential amounts, the holders of Series A-2.1 are entitled to receive an amount per share equal to $4.62, as adjusted for stock splits, combinations and reorganizations, plus any declared but unpaid dividends prior to and in preference to holders of Series A-3, Series A-4, Series A-5 or common stock. If the assets and funds distributed among the holders of Series A-2.1 are insufficient to permit the payment to such holders of the full preferential amounts, then the entire remaining assets and funds of the Company shall be distributed ratably among the holders of the Series A-2.1 in proportion to the full preferential amount each such holder is otherwise entitled to receive.
     After payment of the Series A-1, Series A-2.1, Series A-2.2, Series A-6, Series B-1 and Series C-1 preferential amounts, the holders of Series A-3, Series A-4, and Series A-5 are entitled to receive an amount per share equal to $340.00, $220.00 and $100.00, respectively, as adjusted for stock splits, combinations and reorganizations, plus any declared but unpaid dividends prior and in preference to any distribution to the holders of common stock. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, then the entire remaining assets and funds will be distributed ratably among the holders of Series A-3, Series A-4 and Series A-5 in proportion to the full preferential amount each such holder is otherwise entitled to receive. The remaining assets and funds of the Company, if any, shall be distributed among the holders of common stock.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     The following table shows the respective liquidation preferences per share of the Company’s preferred stock:

	Initial	Shares		Liquidation
Series	Date of issuance	Authorized	Outstanding	Preference
A - 1	December 2002	11,363,661	11,363,661	$25,000,054
A - 2.1	December 2002	512,901	512,901	2,370,023
A - 2.2	December 2002	1	1	1,513,032
A - 3	December 2002	27,557	27,557	9,369,380
A - 4	December 2002	21,275	21,275	4,680,500
A - 5	December 2002	99	99	9,900
A - 6	December 2002	479,436	444,944	489,438
B - 1	March 2004	5,121,952	5,121,952	21,000,003
C - 1	September 2007	1,471,507	1,459,586	42,006,885

Total		18,998,389	18,951,976	$106,439,215

Redemption
     The Series A-1, Series A-2.1, Series A-2.2, Series A-3, Series A-4, Series A-5, Series A-6, Series B-1 and Series C-1 are not redeemable, but do require the payment of liquidation preferences upon a change in control as noted above.
Conversion
     Each share of preferred stock is convertible at the option of the holder into shares of common stock as is determined by dividing the original purchase price by the conversion price in effect at the time of conversion for such series.
     Each share of preferred stock will automatically be converted into shares of common stock at the then effective conversion rate of such shares (i) in the event of the closing of a firm commitment underwritten public offering to offer and sell the common stock of the Company to the public at a price per share of at least $4.10 and an aggregate offering price to the public of not less than $25.0 million or (ii) upon the election of the holders of a majority of the outstanding shares of preferred stock voting together as a single class on an as-converted to common stock basis; provided, however, if the election is conditioned upon or follows consummation of a liquidation event where the holders of Series A-2.2 would receive distributions or consideration valued at $1.5 million absent conversion of Series A-2.2 into common stock, the holders of a majority of Series A-2.2 must agree to the conversion of the Series A-2.2 and holders of all other series of preferred stock would vote together excluding the Series A-2.2.
Anti-dilution protection
     Series B-1 and Series C-1 have anti-dilution protection. If the anti-dilution protection for the Series B-1 and Series C-1 is triggered, then each share of Series B-1 and Series C-1 will be convertible into more than one share of common stock. The formula is based on the number of shares of the Company outstanding (on a fully-diluted basis) before the issuance, the number of new shares being issued, and the price being paid for the new shares.
Warrants
     In October 2002, the Company restructured its lease with its landlord and issued warrants to purchase 129,412 shares of Series A-6 to the Company’s landlord in connection with that restructuring. These warrants had a five-year life and an exercise price of $0.10 per share. The fair value of the warrants was determined to be $7,351 using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 3%, contractual life of 5 years, dividend yield of 0% and expected volatility of 65%. The amount was recorded in operating expenses during 2002. On October 29, 2007, the warrants were net exercised in full, resulting in the issuance of 128,189 shares of Series A-6.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     In December 2003, the Company granted a warrant to purchase 22,728 shares of Series A-6 to the Company’s former law firm in payment for services rendered. These warrants had a five-year life and an exercise price of $0.10 per share. The fair value of the warrants was determined to be $1,288 and was estimated using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 3%; contractual life of 5 years; dividend yield of 0%; and expected volatility of 65%. The Company expensed the value of the warrants to operating expenses during 2002. On October 29, 2007, the warrant was net exercised in full, resulting in the issuance of 22,514 shares of Series A-6.
     In anticipation of the Series A-1 financing, the Company entered into a bridge financing arrangement in September 2002, and pursuant to this arrangement, issued warrants to purchase 327,296 shares of Series A-6 at an exercise price of $1.10 per share. The fair value of the warrants was determined to be immaterial and was estimated using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 3%; contractual life of 7 years; dividend yield of 0%; and expected volatility of 65%. The Company expensed the value of the warrants to interest expense during 2002. During the year ended December 31, 2008 warrants to purchase 546 shares were net exercised resulting in the issuance of 488 Series A-6 shares. As of December 31, 2008, warrants to purchase 326,750 shares of Series A-6 remained outstanding.
     The accounting associated with the warrants follows the guidance of FSP 150-5. The Company evaluated the impact of the Series A-6 Preferred Stock Agreement on the preferred stock and the warrants to purchase preferred stock and determined their effect based on FSP 150-5. In accordance with FSP 150-5, a transaction which includes a potential for net-cash settlement requires that derivative financial instruments, including warrants, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. As such, the fair values of the warrants were accounted for as liabilities, and subsequent changes in their fair value are reflected in the Company’s Consolidated Statement of Operations. As of December 31, 2008, the fair value of these warrants, estimated using the Black Scholes pricing model with the following assumptions: risk free interest rate of 0.29%; contractual life of 0.75 years; dividend yield of 0%; and expected volatility of 60% was $1,680,000.
     In September 2009, warrants for 147,831 shares of the Company’s Series A-6 Convertible Preferred Stock were net exercised and warrants for 178,919 shares were exercised for cash, resulting in the total issuance of 293,753 shares of the Company’s Series A-6 Convertible Preferred Stock. The Company does not have any Convertible Preferred Stock Warrant Liability as of December 31, 2009 as there are were no outstanding warrants for Convertible Preferred Stock.
NOTE 8 — COMMON STOCK
     The Company’s Restated Certificate of Incorporation designates and authorizes the Company to issue 38,500,000 shares of common stock with a par value of $0.001 per share.
     Common stock option holders have the right to exercise unvested options, subject to a repurchase right held by the Company at the original exercise price, in the event of voluntary or involuntary termination of employment of the stockholder. As of December 31, 2007, 2008 and 2009, 32,950, 5,762 and 375 shares of common stock were subject to repurchase, respectively. The cash paid to the Company in respect of these early exercises of unvested options is included as employee deposits within accrued liabilities, in accordance with EITF 00-23, Issues Relating to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44.
     At December 31, 2009, the Company had reserved shares of common stock for future issuance as follows:

Convertible preferred stock	18,951,976
Warrants	—
Stock option plans—outstanding(1)	5,899,266
Options available for grant	763,386

Total	25,614,628

Accumulated IPO costs
During the year ended December 31, 2008, the Company assessed the status of its initial public offering and the likelihood of the offering being completed in the near future. As a result of the status of the equity markets and the reduced likelihood that the offering would be completed in the near term the Company

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
elected to record a charge to the statement of operations of $2.4 million, representing the full balance of the fees accumulated as of that date.
NOTE 9 — STOCK PLANS
     The Company adopted the 1998 and 2008 Stock Option Plans, or the Plans, under which employees, directors and consultants may be granted incentive stock options or nonstatutory stock options to purchase shares of the Company’s common stock. Stock purchase rights may also be granted under the Plans. The options generally vest 25% upon completion of one year of employment, with a minimum vesting period of four years. The term for new grants is ten years.
     A summary of all option activity under the Plans was as follows:

		Options outstanding		Weighted	Aggregate
	Shares		Weighted	average remaining	intrinsic
	available		average price	contractual	value
	for grant	Shares	per share	term	(in thousands)
Balances at December 31, 2006	142,307	3,925,907	$1.57	8.1	$40,502
Additional shares authorized	1,600,000	—	$—
Granted	(1,560,585)	1,560,585	$9.91
Exercised	—	(414,363)	$.63
Cancelled	229,432	(229,432)	$8.04

Balances at December 31, 2007	411,154	4,842,697	$4.10	8.0	$28,199
Granted	(617,550)	617,550	$5.13
Exercised	—	(321,538)	$.36
Cancelled	345,286	(345,286)	$7.17

Balances at December 31, 2008	138,890	4,793,423	$2.69	7.3	$9,714
Additional shares authorized	2,010,000	—	$—
Granted	(4,616,246)	4,616,246	$2.00
Exercised	—	(273,883)	$.34
Cancelled	3,230,042	(3,230,042)	$3.46

Balances at December 31, 2009	762,686	5,905,744	$1.34	4.45	$13,712

Vested and expected to vest at December 31, 2009	—	5,395,107	$1.46	4.74	$11,905
     The options outstanding as of December 31, 2007, 2008 and 2009 include 32,950, 5,762 and 375 options shares, respectively, related to exercised unvested options, whose common stock is subject to repurchase upon exercise.
     As of December 31, 2009, all outstanding options were exercisable under the terms of the Plan.
     The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the aggregate difference between the fair value of the Company’s common stock on December 31, 2007, 2008 and 2009 of $9.54, $4.53 and $3.58 respectively, and the exercise price of in-the-money options) that would have been received by the option holders had all option holders exercised their options as of that date.
     The total intrinsic value of options exercised during 2007, 2008 and 2009 was $1.8 million, $2.5 million and $1.1 million, respectively. Total cash received from employees as a result of employee stock option exercises during 2007, 2008 and 2009 was $98,000, $106,000 and $93,000, respectively.
     As of December 31, 2008 and 2009, there was $9.2 million and $16.2 million, respectively, net of forfeitures, of unrecognized compensation cost related to unvested stock options granted after January 1, 2006, which is expected to be recognized over the weighted average period of 2.9 years and 3.11 years, respectively. The Company’s current practice is to issue new shares to settle stock option exercises.
     The weighted-average estimated per share fair value of options granted during 2007, 2008 and 2009 were $9.91, $3.63 and $2.73, respectively.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     On October 23, 2007, the Company’s board of directors repriced options to purchase 299,200 shares of common stock granted to 40 employees and a non-employee director with an exercise price of $12.50 per share to $9.43 per share. The Company recorded stock-based compensation expense in its consolidated statement of operations of $5,000 related to this repricing in the fourth quarter of 2007. The incremental expense related to the unvested portion of these shares resulting from the repricing, approximately $236,000, is being accounted for as compensation expense and will be amortized over the remaining vesting period through May 31, 2011. The Company repriced these options to align stock option exercise prices to the then fair market value of the Company’s common stock.
     On October 23, 2007, the Company’s board of directors extended the exercise period for 150,300 shares of common stock granted to four members of the Company’s board of directors from 30 days to six months following the termination of board service. The Company recorded stock-based compensation expense in its consolidated statement of operations of $4,000 related to this amendment in the fourth quarter of 2007. The incremental expense related to the unvested portion of these shares resulting from the extension, approximately $7,000, was accounted for as compensation expense and was amortized over the remaining vesting period through December 31, 2009.
     During the year ended December 31, 2008, the Company separated from its former President and Chief Executive Officer. Under the terms of the separation agreement, the Company agreed to pay a lump sum of $300,000 and up to twelve months of COBRA payments. In addition, the Company agreed to accelerate the vesting of options to purchase 67,000 shares of the Company’s common stock and to extend the exercise period for these options and options to purchase a further 21,258 shares of the Company’s common stock to the first to occur of (i) 12 months following the completion of an initial public offering, (ii) immediately prior to the consummation of a transaction that constitutes a liquidation event under the terms of the Company’s Certificate of Incorporation respecting that the Company, in connection with, the holders of common stock receive cash and/or publically traded securities or (iii) the expiration date of the individual option. The Company recorded stock based compensation $326,000 during the year ended December 31, 2008, in connection with these option modifications.
     In addition, during the year ended December 31, 2008, the Company separated from its Vice President of Storage and Applications Engineering. Under the terms of the separation agreement the Company agreed to pay a lump sum of $85,000 together with COBRA payments for a period of five months. The Company also agreed to accelerate the vesting of options to purchase 25,260 shares of common stock and to extend the exercise period of these options and options to purchase a further 134,875 shares of the Company’s common stock to the date which is the first to occur of (i) 270 days following the closing of an initial public offering of the Company’s common stock , (ii) immediately prior to the consummation of a transaction that constitutes a liquidation event under the terms of the Company’s Certificate of Incorporation respecting that the Company, in connection with, the holders of common stock receive cash and/or publically traded securities, (iii) August 12, 2010 or (iv) the expiration date of the individual option. The Company recorded stock based compensation of $167,000 during the year ended December 31, 2008, in connection with these option modifications.
     On December 18, 2008, the Company’s board of directors agreed to reprice options to purchase 2,065,331 shares of the Company’s common stock granted to 273 employees and 3 non-employee directors of the Company with a weighted average exercise price of $9.24 to $4.53, the fair market value of the Company’s common stock as of this date. The Company performed this pricing to better align the exercise price of a majority of the Company’s employees with the then current price and to ensure that the options granted were an adequate incentive to these employees. In conjunction with this repricing the Company recorded stock based compensation expense of $545,000 in 2008. The incremental expense related to the unvested portion of these shares resulting from the repricing, approximately $1.1 million, is being accounted for as compensation expense and has been included in the amount disclosed above for unrecognized stock based compensation as of December 31, 2008 and 2009.
     On October 28, 2009, the Company’s board of directors agreed to reprice options to purchase 3,321,619 shares of the Company’s common stock granted to 236 employees and 3 non-employee directors of the Company with a weighted average exercise price of $4.53 to $3.58, the fair market value of the Company’s common stock as of this date. The Company performed this pricing to better align the exercise price of a majority of the Company’s employees with the then current price and to ensure that the options granted were an adequate incentive to these employees. In conjunction with this repricing the Company recorded stock based compensation expense of $264,000. The incremental expense related to the unvested portion of these shares resulting from the repricing, approximately $360,000 is being accounted for as compensation expense and has been included in the amount disclosed above for unrecognized stock based compensation as of December 31, 2009.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     On October 28, 2009, the Company’s board of directors agreed to exchange options to purchase 2,549,788 shares of the Company’s common stock granted to 13 senior management employees and 3 non-employee directors of the Company with exercise prices ranging from $0.50 to $3.58 for 1,912,341 shares of restricted stock units. The Company performed this exchange to ensure that the restricted stock units granted were an adequate incentive to these employees. These restricted stock units are subject to a time-based and performance-based vesting conditions, both of which must be met in order for the restricted stock units to vest. Time-based condition indicates that 25% of the grant vests one year after the grant date, with 1/48th of the total grant vesting each month thereafter. The performance-based condition is defined as 6 months after achieving liquidity through an IPO or upon a change in control where the target shareholders receive either cash or publicly traded securities that are not subject to resale restriction. The Company has determined that the achievement of the performance-based condition is improbable and as such has not recorded any incremental expense. The total incremental expense that is subject to the performance-based condition is $2.1 million. This amount would begin amortization when the performance-based conditions are deemed probable.
Restricted Stock
     In connection with the Company’s acquisition of Castify on December 8, 2007, the Company agreed to issue up to 34,103 shares of common stock. The shares were subject to vesting terms over 36 months. Of the 34,103 shares of restricted stock issued, 25,577 shares were subject to vesting. Total fair value of shares vesting was approximately $84,000 and $42,000 in the years ended December 31, 2008 and 2009, respectively. As a result of the sale of Castify SAS, there are no further shares subject to vesting as of December 31, 2009. See Note 4.
NOTE 10 — EMPLOYEE BENEFIT PLANS
     The Company sponsors a 401(k) defined contribution plan covering all eligible employees. Contributions made by the Company are discretionary and determined annually by the board of directors. There have been no employer contributions under this plan.
NOTE 11 — RELATED PARTY TRANSACTION
     From September 2005 to November 2008, the spouse of the Company’s chief technology officer, served as the chief operating officer of Ascent Media Network Services, a subsidiary of Ascent Media Group. Sales to Ascent Media Group totaled $7.0 million in the period from January through November 2008 and $5.4 million in 2007.
NOTE 12 — NON-CASH OBLIGATION FOR CONSTRUCTION IN PROGRESS
     In February 2008, the Company entered into a lease for a building in Sunnyvale, California that, upon completion, replaced its then current facility as its corporate headquarters. In March 2008, the Company began a build-out of this facility and incurred approximately $3.8 million in construction costs relating to this build out. Under the terms of the lease, the landlord agreed to reimburse approximately $1.9 million of this amount. Because certain improvements constructed by the Company were considered structural in nature and the Company was responsible for any cost overruns, the Company was considered to be the owner of the construction project for accounting purposes under EITF No. 97-10, The Effect of Lessee Involvement in Asset Construction.
     Therefore, in accordance with EITF 97-10, the Company capitalized the building’s fair value of $5.2 million with a corresponding credit to a non-cash obligation for construction in progress. The fair value was determined as of March 31, 2008 using the cost approach which measures the value of an asset as the cost to reconstruct or replace it with another asset of like utility. Each major construction element was capitalized and was scheduled to be amortized over its useful life. During the construction period the Company accrued imputed ground rent relating to the premises of $108,000.
     Upon completion of construction in July 2008, the Company assessed whether or not it qualifies for sale-leaseback accounting under FAS No. 98, Accounting for Leases. Based on this assessment the Company concluded that it did qualify for sale-leaseback accounting and as a result, the building and corresponding liability were removed from the balance sheet and rental payments due over the remaining term of the lease will be recorded as rental expense on a straight-line basis.

OMNEON INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
     In conjunction with this assessment, the Company recorded a lease incentive of $700,000, calculated as the difference between the landlord-related improvements under EITF 97-10 and the amount received from the landlord. This lease incentive is being amortized, on a straight line basis, over the term of the lease. As of December 31, 2009, the unamortized portion of this lease incentive was $490,000 of which $140,000 is expected to be amortized to rent expense during fiscal 2010.